The Board of Trustees of
Oppenheimer Short Duration Fund:

We consent to the use in this Registration Statement of Oppenheimer Short Duration Fund, of our report dated March 14, 2011, included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

Denver, Colorado

April 8, 2011